February 15, 2012

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as special counsel to OYO Geospace Corporation, a Delaware corporation (the "Company"), in connection with the proposed offering and sale by OYO Corporation U.S.A., a Texas corporation (the "Selling Stockholder"), of an aggregate of 1,122,565 shares of common stock of the Company (the "Firm Shares"), and, at the election of the Underwriters (defined below), up to 168,385 additional shares of common stock of the Company (the "Optional Shares") (the Firm Shares and the Optional Shares that the Underwriters elect to purchase being collectively called the "Shares") pursuant to an underwriting agreement dated February 15, 2012 (the "Underwriting Agreement"), among the Company, the Selling Stockholder, and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and the several underwriters named therein (the "Underwriters"). Capitalized terms used in this opinion and not otherwise defined have the meanings assigned to such term in the Underwriting Agreement.

The Shares are being offered and sold pursuant to a prospectus supplement, dated February 15, 2012, (the "Prospectus Supplement") filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) on February 16, 2012, to a base prospectus dated December 9, 2011 (such prospectus, as amended and supplemented by the Prospectus Supplement, the "Prospectus"), included in a Registration Statement on Form S-3 (Registration No. 333-177964), filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and declared effective by the Commission on December 9, 2011 (the "Registration Statement").

In rendering the opinions set forth below, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company dated September 30, 1997 and the Company's Restated Bylaws dated September 30, 1997, as amended by Amendment No. 1 dated May 8, 2007; (ii) certain resolutions adopted by the Board of Directors of the Company relating to the registration of the Shares and related matters and to the proposed offering; (iii) certain resolutions adopted by the Board of Directors of the Selling Stockholder; (iv) the Registration Statement; (v) the Prospectus; (vi) the Prospectus Supplement; (vii) the Underwriting Agreement; (viii) copies of the stock certificates representing the Shares, if any; and (ix) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company or the Selling Stockholder.

In connection with this opinion, we have assumed without independent verification that (i) all documents submitted to us as originals are authentic, all documents submitted conform to the originals of those documents and that all documents submitted to us as drafts of documents to be executed will conform to the documents when executed; (ii) signatures on all documents examined by us are genuine; (iii) each natural person signing any document reviewed by us had the legal capacity or competence to do so; (iv) each person or entity signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (v) parties other than the Company and the Selling Stockholder that have executed any document had the corporate or other power to enter into, and perform all obligations under, any such document; and (vi) all Shares will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus and the Underwriting Agreement.

Based on the foregoing, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

The foregoing opinions are limited to the applicable laws of the State of Texas, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the applicable federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.